Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS
Fort Worth Division

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UNITED STATES OF AMERICA )             -CR- ( )
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v. )
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THE BOEING COMPANY, )
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Defendant. )
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DEFERRED PROSECUTION AGREEMENT

Defendant The Boeing Company (the “Company”), pursuant to authority granted by the Company’s Board of Directors reflected in Attachment B, the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”), and the United States Attorney’s Office for the Northern District of Texas (the “USAO-NDTX”) enter into this deferred prosecution agreement (the “Agreement”). The terms and conditions of this Agreement are as follows:
Criminal Information and Acceptance of Responsibility

1.The Company acknowledges and agrees that the Fraud Section will file the attached one-count criminal Information in the United States District Court for the Northern District of Texas charging the Company with Conspiracy to Defraud the United States, in violation of Title 18, United States Code, Section 371 (the “Information”). In so doing, the Company: (a) knowingly waives any right it may have to indictment on this charge, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution,

Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) knowingly waives any objection with respect to venue to any charges by the United States arising out of the conduct described in the Statement of Facts attached hereto as Attachment A (the “Statement of Facts”) and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the Northern District of Texas. The Fraud Section agrees to defer prosecution of the Company pursuant to the terms and conditions described below.

2.The Company admits, accepts, and acknowledges that it is responsible under United States law for the acts of its officers, directors, employees, and agents as charged in the Information, and as set forth in the Statement of Facts, and that the allegations described in the Information and the facts described in the Statement of Facts are true and accurate. The Company agrees that, effective as of the date it signs this Agreement, in any prosecution that is deferred by this Agreement, it will not dispute the Statement of Facts set forth in this Agreement, and, in any such prosecution, the Statement of Facts shall be admissible as: (a) substantive evidence offered by the government in its case-in-chief and rebuttal case; (b) impeachment evidence offered by the government on cross-examination; and (c) evidence at any sentencing hearing or other hearing. In addition, in connection therewith, the Company agrees not to assert any claim under the United States Constitution, Rule 410 of the Federal Rules of Evidence, Rule 11(f) of the Federal Rules of Criminal Procedure, Section 1B1.1(a) of the United States Sentencing Guidelines (“USSG” or “Sentencing Guidelines”), or any other federal rule that the Statement of Facts should be suppressed or is otherwise inadmissible as evidence in any form.

Term of the Agreement

3.This Agreement is effective for a period beginning on the date on which the Information is filed and ending three years from that date (the “Term”). The Company agrees, however, that, in the event the Fraud Section determines, in its sole discretion, that the Company has knowingly violated any provision of this Agreement or has failed to completely perform or fulfill each of its obligations under this Agreement, an extension or extensions of the Term may be imposed by the Fraud Section, in its sole discretion, for up to a total additional time period of one year, without prejudice to the right of the Fraud Section to proceed as provided in Paragraphs 26-30 below. Any extension of the Agreement extends all terms of this Agreement, including the terms of the reporting requirement in Attachment D, for an equivalent period. Conversely, in the event the Fraud Section finds, in its sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the reporting requirement in Attachment D, and that the other provisions of this Agreement have been satisfied, the Agreement may be terminated early. If the Court refuses to grant exclusion of time under the Speedy Trial Act, Title 18, United States Code, Section 3161(h)(2), the Term shall be deemed to have not begun, and all the provisions of this Agreement shall be deemed null and void, except that the statute of limitations for any prosecution relating to the conduct described in the Statement of Facts shall be tolled from the date on which this Agreement is signed until the date the Court refuses to grant the exclusion of time plus six months, and except for the provisions contained within Paragraph 2 of this Agreement.

Relevant Considerations

4.The Fraud Section enters into this Agreement based on the individual facts and circumstances presented by this case and by the Company, including:
a.The nature and seriousness of the offense conduct, which involved two of the Company’s 737 MAX Flight Technical Pilots deceiving the Federal Aviation Administration’s Aircraft Evaluation Group (“FAA AEG”) about an important aircraft part called the Maneuvering Characteristics Augmentation System (“MCAS”) that impacted the flight control system of Boeing’s 737 MAX. Through this deception, the Company interfered with the FAA AEG’s lawful function to evaluate MCAS and to include information about MCAS in the 737 MAX FSB Report, and fraudulently obtained from the FAA AEG a differences-training determination for the 737 MAX that was based on incomplete and inaccurate information about MCAS;
b.The Company did not receive voluntary disclosure credit pursuant to the Corporate Enforcement Policy in the Department of Justice Manual 9-47.120, or pursuant to the Sentencing Guidelines, because it did not timely and voluntarily disclose to the Fraud Section the offense conduct described in the Statement of Facts;
c.The Company received partial credit for its cooperation with the Fraud Section’s investigation into the Company’s above-described deception of the FAA AEG; the Company’s cooperation ultimately included voluntarily and proactively identifying to the Fraud Section potentially significant documents and Company witnesses and voluntarily organizing voluminous evidence that the Company was obligated to produce; such cooperation, however, was delayed and only began after the first six months of the

Fraud Section’s investigation, during which time the Company’s response frustrated the Fraud Section’s investigation;
d.The Company engaged in remedial measures after the offense conduct, including: (i) creating a permanent aerospace safety committee of the Board of Directors to oversee the Company’s policies and procedures governing safety and its interactions with the FAA and other government agencies and regulators; (ii) creating a Product and Services Safety organization to strengthen and centralize the safety-related functions that were previously located across the Company; (iii) reorganizing the Company’s engineering function to have all Boeing engineers, as well as the Company’s Flight Technical Team, report through the Company’s chief engineer rather than to the business units; and (iv) making structural changes to the Company’s Flight Technical Team to increase the supervision, effectiveness, and professionalism of the Company’s Flight Technical Pilots, including moving the Company’s Flight Technical Team under the same organizational umbrella as the Company’s Flight Test Team, and adopting new policies and procedures and conducting training to clarify expectations and requirements governing communications between the Company’s Flight Technical Pilots and regulatory authorities, including specifically the FAA AEG. The Company also made significant changes to its top leadership since the offense occurred;
e.The Company ultimately provided to the Fraud Section all relevant facts known to it, including information about the individuals involved in the conduct described in the attached Statement of Facts and conduct disclosed prior to the Agreement;
f.The Company’s prior history of misconduct includes a criminal conviction from 1989 for an employee illegally obtaining confidential military planning documents,

and a criminal non-prosecution agreement from 2006 for an employee engaging in procurement fraud. The Company’s history also includes a civil FAA settlement agreement from 2015 related to safety and quality issues concerning the Company’s Boeing Commercial Airplanes business unit;
g.After the offense conduct, the Company undertook the remedial efforts described above and enhanced and has committed to continuing to enhance its compliance program and internal controls, including ensuring that its compliance program satisfies the minimum elements set forth in Attachment C to this Agreement (Corporate Compliance Program);
h.The Fraud Section determined that an independent compliance monitor was unnecessary based on the following factors, among others: (i) the misconduct was neither pervasive across the organization, nor undertaken by a large number of employees, nor facilitated by senior management; (ii) although two of the Company’s 737 MAX Flight Technical Pilots deceived the FAA AEG about MCAS by way of misleading statements, half-truths, and omissions, others in the Company disclosed MCAS’s expanded operational scope to different FAA personnel who were responsible for determining whether the 737 MAX met U.S. federal airworthiness standards; (iii) the state of the Company’s remedial improvements to its compliance program and internal controls; and (iv) the Company’s agreement to meet with and report to the Fraud Section as set forth in Attachment D to this Agreement (Enhanced Reporting Requirements);
i.The Company has agreed to continue to cooperate with the Fraud Section as described in Paragraph 5, below;
j.Accordingly, after considering (a) through (i) above, the Fraud Section believes that the appropriate resolution in this case is a Deferred Prosecution Agreement with the Company; a criminal monetary penalty in the amount of $243,600,000, which reflects a fine at the low end of the otherwise-applicable Sentencing Guidelines fine range; $1,770,000,000 in compensation to the Company’s airline customers; $500,000,000 in additional compensation to the heirs, relatives, and/or legal beneficiaries of the crash victims of Lion Air Flight 610 and Ethiopian Airlines Flight 302; and the Company’s agreement to meet with and report to the Fraud Section as set forth in Attachment D to this Agreement.
Future Cooperation and Disclosure Requirements

5.The Company and its subsidiaries and affiliates shall cooperate fully with the Fraud Section in any and all matters relating to the conduct described in this Agreement and the attached Statement of Facts and other conduct under investigation by the Fraud Section, until the later of the date upon which all investigations and prosecutions arising out of such conduct are concluded, or the end of the Term. At the request of the Fraud Section, the Company and its subsidiaries and affiliates shall also cooperate fully with other domestic or foreign law enforcement and regulatory authorities and agencies in any investigation of the Company, its subsidiaries, affiliates, or any of their present or former officers, directors, employees, and agents in any and all matters relating to the conduct described in this Agreement and the attached Statement of Facts and other conduct. The Company’s and its subsidiaries’ and affiliates’ cooperation pursuant to this Paragraph is subject to applicable law and regulations, as well as valid claims of attorney-client privilege or attorney work product doctrine; however, the Company and its subsidiaries and affiliates must provide to the Fraud Section a log of any information or cooperation that is not provided based on an assertion of law, regulation, or privilege, and the Company and its subsidiaries and affiliates bear the burden of establishing the validity of any such assertion. The Company and its subsidiaries and affiliates agree that their cooperation pursuant to this paragraph shall include, but not be limited to, the following:
a.Upon request of the Fraud Section, the Company and its subsidiaries and affiliates shall truthfully disclose all factual information with respect to their activities and those of their present and former directors, officers, employees, agents, and consultants, including any evidence or allegations and internal or external investigations, about which the Company and its subsidiaries and affiliates have any knowledge or about which the Fraud Section may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of the Company and its subsidiaries and affiliates to provide to the Fraud Section, upon request, any document, record or other tangible evidence about which the Fraud Section may inquire of the Company and its subsidiaries and affiliates.
b.Upon request of the Fraud Section, the Company and its subsidiaries and affiliates shall designate knowledgeable employees, agents, or attorneys to provide to the Fraud Section the information and materials described in Paragraph 5(a) above on behalf of the Company and its subsidiaries and affiliates. It is further understood that the Company and its subsidiaries and affiliates must at all times provide complete, truthful, and accurate information.
c.The Company and its subsidiaries and affiliates shall use their best efforts to make available for interviews or testimony, as requested by the Fraud Section, present or former officers, directors, employees, agents, and consultants of the Company and its subsidiaries and affiliates. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law enforcement and regulatory authorities. Cooperation under this Paragraph shall include identification of witnesses who, to the knowledge of the Company and its subsidiaries and affiliates, may have material information regarding the matters under investigation.
d.With respect to any information, testimony, documents, records, or other tangible evidence provided to the Fraud Section pursuant to this Agreement, the Company and its subsidiaries and affiliates consent to any and all disclosures to other governmental authorities, including United States authorities and those of a foreign government of such materials as the Fraud Section, in its sole discretion, shall deem appropriate.
6.In addition to the obligations in Paragraph 5, during the Term, should the Company learn of any evidence or allegation of a violation of U.S. fraud laws committed by the Company’s employees or agents upon any domestic or foreign government agency (including the FAA), regulator, or any of the Company’s airline customers, the Company shall promptly report such evidence or allegation to the Fraud Section.
Total U.S. Criminal Monetary Amount

7.The Company and the Fraud Section agree that the Total U.S. Criminal Monetary Amount to be paid by the Company pursuant to this Agreement is $2,513,600,000, which comprises the following components as further described below: (i) a criminal monetary penalty of $243,600,000 (the “Criminal Monetary Penalty”); (ii) $1,770,000,000 in compensation to Boeing’s airline customers (the “Airline Compensation Amount”); and (iii) $500,000,000 in compensation to the heirs, relatives, and/or legal beneficiaries of the crash victims of Lion Air

Flight 610 and Ethiopian Airlines Flight 302 (the “Crash-Victim Beneficiaries Compensation Amount”).
8.The Company acknowledges that no tax deduction may be sought in connection with the payment of the Criminal Monetary Penalty. The Company shall not seek or accept directly or indirectly reimbursement or indemnification from any source with regard to the Criminal Monetary Penalty or any other agreement entered into with any other enforcement authority or a regulator concerning the facts set forth in the Statement of Facts.
Payment of Criminal Monetary Penalty

9.The Fraud Section and the Company agree that application of the Sentencing Guidelines to determine the applicable fine range yields the following analysis:
a.The 2018 USSG are applicable to this matter.

b.Offense Level. Based upon USSG § 2B1.1, the total offense level is 34, calculated as follows:

(a)(2)	Base Offense Level	6
(b)(1)(N)	Gain of More Than $150,000,000	+26
(b)(10)	Sophisticated Means	+2
TOTAL		34

Base Fine. Based upon USSG § 8C2.4(a)(2), which imposes a base fine equal to the pecuniary gain to the organization from the offense if such gain is greater than the amount indicated in the Offense Level Fine Table, the base fine is $243,600,000 (representing Boeing’s cost-savings, based on Boeing’s assessment of the cost associated with the implementation of full-flight simulator training for the 737 MAX).

c.Culpability Score. Based upon USSG § 8C2.5, the culpability score is 5, calculated as follows:

(a)	Base Culpability Score	5

(b)(4)	The organization had 50 or more employees and an individual within substantial authority personnel participated in, condoned, or was willfully ignorant of the offense	+2

(g)(2)	The organization cooperated in the investigation, and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct	-2

TOTAL	5

Calculation of Fine Range:

Base Fine	$243,600,000

Multipliers	1.0 (min) / 2.0 (max)

Fine Range	$243,600,000 / $487,200,000

10.The Company agrees to pay the Criminal Monetary Penalty of $243,600,000 to the United States Treasury no later than ten (10) business days after the Agreement is fully executed pursuant to payment instructions provided by the Fraud Section in its sole discretion. The Fraud Section and the Company agree that the Criminal Monetary Penalty is appropriate given the facts and circumstances of this case, including the Relevant Considerations described in Paragraph 4.
11.The Criminal Monetary Penalty is final and shall not be refunded. Furthermore, nothing in this Agreement shall be deemed an agreement by the Fraud Section that $243,600,000 is the maximum penalty that may be imposed in any future prosecution, and the Fraud Section is not precluded from arguing in any future prosecution that the Court should impose a higher fine, although the Fraud Section agrees that under those circumstances, it will recommend to the Court that any amount paid under this Agreement should be offset against any fine the Court imposes as part of a putative future judgment.
Payment of Airline Compensation Amount

12.The Company agrees to pay a total Airline Compensation Amount of $1,770,000,000 to its airline customers for the direct pecuniary harm that its airline customers incurred as a result of the grounding of the Company’s 737 MAX. The Airline Compensation Amount shall be offset by any payments already made by the Company, as of the date this Agreement is fully executed, to any of its airline customers for the direct pecuniary harm that its airline customers incurred as a result of the grounding of the Company’s 737 MAX. The Company shall pay any remaining amounts due under the Airline Compensation Amount to its airline customers by the end of the Term and shall provide documentation to the Fraud Section evidencing the amounts paid.
Payment of Crash-Victim Beneficiaries Compensation Amount

13.The Company agrees to pay a total Crash-Victim Beneficiaries Compensation Amount of $500,000,000 to the heirs, relatives, and/or legal beneficiaries of the crash victims of Lion Air Flight 610 and Ethiopian Airlines Flight 302. No later than ten (10) business days after the filing of the Information, the Company shall establish an escrow account (“Escrow Account”) into which it shall deposit the full Crash-Victim Beneficiaries Compensation Amount. No monies will be paid out of the Escrow Account without prior approval by the Fraud Section.
14.The parties agree that the appointment of a Crash-Victim Beneficiaries Compensation Claims Administrator (the “Administrator”) is appropriate and necessary to determine the proper administration and disbursement of the Crash-Victim Beneficiaries Compensation Amount that the Company will pay to the beneficiaries of the crash victims.

15.The Administrator, consistent with a process imposed and required by the Fraud Section, will make recommendations to the Fraud Section regarding: (a) the individuals who should receive payments from the Crash-Victim Beneficiaries Compensation Amount; and (b) the compensation amounts that these individuals should receive. Only the Fraud Section shall be empowered to make final decisions regarding: (a) the individuals who should receive the victim payments from the Crash-Victim Beneficiaries Compensation Amount; and (b) the compensation amounts that these individuals should receive.
16.The Company agrees to pay for all costs, fees, and expenses incurred by the Administrator. The Company shall execute an engagement letter with the Administrator that must be approved, in advance of execution, by the Fraud Section.
17.Within twenty (20) business days after the filing of the Information, the Company shall submit a written proposal identifying three (3) candidates to serve as the Administrator, setting forth the candidates’ qualifications and credentials. The Fraud Section retains the right, in its sole discretion, to choose the Administrator from among the candidates proposed by the Company. Any submission or selection of the Administrator by either the Company or the Fraud Section shall be made without unlawful discrimination against any person or class of persons. The Fraud Section and the Company will use their best efforts to complete the selection process within thirty (30) calendar days of the execution of this Agreement.
18.The Company agrees that it will not employ or be affiliated with the Administrator for a period of not less than two years from the date on which the Administrator’s term expires. Nor will the Company discuss with the Administrator the possibility of further employment or affiliation during the Administrator’s term. Upon agreement by the parties, this prohibition will not apply to other claims administration responsibilities that the Administrator may undertake in connection with resolutions with foreign or other domestic authorities.
19.The Company agrees that it will not use the fact that any beneficiary of the crash victims of Lion Air Flight 610 and Ethiopian Airlines Flight 302 seeks or receives any compensation from the Crash-Victim Beneficiaries Compensation Amount to seek to preclude such beneficiary from pursuing any other lawful claim that such beneficiary might have against the Company.
Conditional Release from Liability

20.Subject to Paragraphs 26-30, the Fraud Section agrees, except as provided in this Agreement, that it will not bring any criminal or civil case against the Company relating to any of the conduct as described in the attached Statement of Facts or the Information filed pursuant to this Agreement. The Fraud Section, however, may use any information related to the conduct described in the attached Statement of Facts against the Company: (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code.
a.This Agreement does not provide any protection against prosecution for any future conduct by the Company.
b.In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with the Company.
Corporate Compliance Program

21.The Company represents that it has implemented and will continue to implement a compliance and ethics program designed, implemented, and enforced to prevent and detect violations of the U.S. fraud laws throughout its operations, including those of its subsidiaries, affiliates, agents, and joint ventures, and those of its contractors and subcontractors whose responsibilities relate to the Company’s interactions with any domestic or foreign government agency (including the FAA), regulator, or any of its airline customers, including, but not limited to, the minimum elements set forth in Attachment C.
22.In order to address any deficiencies in its internal controls, policies, and procedures, the Company represents that it has undertaken, and will continue to undertake in the future, in a manner consistent with all of its obligations under this Agreement, a review of its existing internal controls, policies, and procedures regarding compliance with U.S. fraud laws, focusing on the Company’s interactions with domestic or foreign government agencies (including the FAA), regulators, and any of its airline customers. Where necessary and appropriate, the Company agrees to adopt a new compliance program, or to modify its existing one, including internal controls, compliance policies, and procedures in order to ensure that it maintains an effective compliance program, including a system of internal controls, designed to effectively detect and deter violations of U.S. fraud laws. The compliance program, including the internal controls system, will include, but not be limited to, the minimum elements set forth in Attachment C.
Enhanced Corporate Compliance Reporting

23.The Company agrees that it will report to the Fraud Section periodically, at no less than three-month intervals during the Term, regarding remediation, implementation, and testing of its compliance program and internal controls, policies, and procedures described in Attachment C. During the Term, the Company shall (i) conduct an initial review and submit an initial report, and (ii) conduct and prepare at least two follow-up reviews and reports, as described in Attachment D.

Deferred Prosecution

24.In consideration of the undertakings agreed to by the Company herein, the Fraud Section agrees that any prosecution of the Company for the conduct set forth in the attached Statement of Facts or Information will be and hereby is deferred for the Term. To the extent there is conduct disclosed by the Company that is not set forth in the attached Statement of Facts or Information, such conduct will not be exempt from further prosecution and is not within the scope of or relevant to this Agreement.
25.The Fraud Section further agrees that if the Company fully complies with all of its obligations under this Agreement, the Fraud Section will not continue the criminal prosecution against the Company described in Paragraph 1 and, at the conclusion of the Term, this Agreement shall expire. Six months after the Agreement’s expiration, the Fraud Section shall seek dismissal with prejudice of the Information filed against the Company described in Paragraph 1, and agree not to file charges in the future against the Company based on the conduct described in this Agreement, the attached Statement of Facts, or the Information. If, however, the Fraud Section determines during this six-month period that the Company breached the Agreement during the Term, as described in Paragraphs 26-30, the Fraud Section’s ability to extend the Term, as described in Paragraph 3, or to pursue other remedies, including those described in Paragraphs 26-30, remains in full effect.
Breach of the Agreement

26.If, during the Term, (a) the Company commits any felony under U.S. federal law; (b)the Company provides in connection with this Agreement deliberately false, incomplete, or misleading information, including in connection with its disclosure of information about individual culpability; (c) the Company or its subsidiaries and affiliates fail to cooperate as set forth in

Paragraphs 5 and 6 of this Agreement; (d) the Company fails to implement a compliance program as set forth in Paragraphs 21-22 of this Agreement and Attachment C; or (e) the Company and its subsidiaries and affiliates otherwise fail to completely perform or fulfill each of their obligations under the Agreement, regardless of whether the Fraud Section becomes aware of such a breach after the Term is complete, the Company and its subsidiaries and affiliates shall thereafter be subject to prosecution for any federal criminal violation of which the Fraud Section has knowledge, including, but not limited to, the charges in the Information described in Paragraph 1, which may be pursued by the Fraud Section in the United States District Court for the Northern District of Texas or any other appropriate venue. Determination of whether the Company has breached the Agreement and whether to pursue prosecution of the Company and its subsidiaries and affiliates shall be in the Fraud Section’s sole discretion. Any such prosecution may be premised on information provided by the Company, its subsidiaries and affiliates, or their personnel. Any such prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Fraud Section prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Company, or its subsidiaries and affiliates, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the Term plus one year. Thus, by signing this Agreement, the Company agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the Term plus one year. In addition, the Company agrees that the statute of limitations as to any violation of U.S. federal law that occurs during the Term will be tolled from the date upon which the violation occurs until the earlier of the date upon which the Fraud Section is made aware of the violation or the duration of the Term plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.
27.In the event the Fraud Section determines that the Company has breached this Agreement, the Fraud Section agrees to provide the Company with written notice of such breach prior to instituting any prosecution resulting from such breach. Within thirty days of receipt of such notice, the Company shall have the opportunity to respond to the Fraud Section in writing to explain the nature and circumstances of such breach, as well as the actions the Company has taken to address and remediate the situation, which explanation the Fraud Section shall consider in determining whether to pursue prosecution of the Company.
28.In the event that the Fraud Section determines that the Company has breached this Agreement: (a) all statements made by or on behalf of the Company or its subsidiaries and affiliates to the Fraud Section or to the Court, including the attached Statement of Facts, and any testimony given by the Company or its subsidiaries and affiliates before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Fraud Section against the Company or its subsidiaries and affiliates; and (b) the Company or its subsidiaries and affiliates shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, Section 1B1.1(a) of the USSG, or any other federal rule that any such statements or testimony made by or on behalf of the Company prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer, or employee, or any person acting on behalf of, or at the direction of, the Company or its subsidiaries and affiliates will be imputed to the Company for the purpose of determining whether the Company has violated any provision of this Agreement shall be in the sole discretion of the Fraud Section.
29.The Company acknowledges that the Fraud Section has made no representations, assurances, or promises concerning what sentence may be imposed by the Court if the Company breaches this Agreement and this matter proceeds to judgment. The Company further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.
30.On the date that the period of deferred prosecution specified in this Agreement expires, the Company, by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, will submit the certification set forth in Attachment E and certify to the Fraud Section that the Company has met its disclosure obligations pursuant to Paragraph 6 of this Agreement. Each certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of Title 18, United States Code, Sections 1001 and 1519, and it will be deemed to have been made in the judicial district in which this Agreement is filed.
Sale, Merger, or Other Change in Corporate Form of the Company

31.Except as may otherwise be agreed by the parties in connection with a particular transaction, the Company agrees that in the event that, during the Term, it undertakes any change in corporate form, including if it sells, merges, or transfers business operations that are material to the Company’s operations, or to the operations of any subsidiaries or affiliates involved in the conduct described in the attached Statement of Facts, as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement. The purchaser or successor in interest must also agree in writing that the Fraud Section’s ability to breach under this Agreement is applicable in full force to that entity. The Company agrees that the failure to include these provisions in the transaction will make any such transaction null and void. The Company shall provide notice to the Fraud Section at least thirty (30) days prior to undertaking any such sale, merger, transfer, or other change in corporate form. The Fraud Section shall notify the Company prior to such transaction (or series of transactions) if it determines that the transaction(s) will have the effect of circumventing or frustrating the enforcement purposes of this Agreement. At any time during the Term the Company engages in a transaction(s) that has the effect of circumventing or frustrating the enforcement purposes of this Agreement, the Fraud Section may deem it a breach of this Agreement pursuant to Paragraphs 26-30 of this Agreement. Nothing herein shall restrict the Company from indemnifying (or otherwise holding harmless) the purchaser or successor in interest for penalties or other costs arising from any conduct that may have occurred prior to the date of the transaction, so long as such indemnification does not have the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined by the Fraud Section.
Public Statements by the Company

32.The Company expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents, or any other person authorized to speak for the Company make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Company set forth above or the facts described in the attached Statement of Facts. Any such contradictory statement shall, subject to cure rights of the Company described below, constitute a breach of this Agreement, and the Company thereafter shall be subject to prosecution as set forth in Paragraphs 26-30 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the attached Statement of Facts will be imputed to the Company for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the Fraud Section. If the Fraud Section determines that a public statement by any such person contradicts, in whole or in part, a statement contained in the attached Statement of Facts, the Fraud Section shall so notify the Company, and the Company may avoid a breach of this Agreement by publicly repudiating such statement(s) within five business days after notification. The Company shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the attached Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the attached Statement of Facts. This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Company in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Company.
33.The Company agrees that if it, or any of its direct or indirect subsidiaries or affiliates, issues a press release or holds any press conference in connection with this Agreement, the Company shall first consult with the Fraud Section to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Fraud Section and the Company; and (b) whether the Fraud Section has any objection to the release.

34.The Fraud Section agrees, if requested to do so, to bring to the attention of law enforcement and regulatory authorities the facts and circumstances relating to the nature of the conduct underlying this Agreement, including the nature and quality of the Company’s cooperation and remediation. By agreeing to provide this information to such authorities, the Fraud Section is not agreeing to advocate on behalf of the Company, but rather is agreeing to provide facts to be evaluated independently by such authorities.
Limitations on Binding Effect of the Agreement

35.This Agreement is binding on the Company, the Fraud Section, and the USAO-NDTX, but specifically does not bind any other component of the United States Department of Justice, other federal agencies, or any state, local or foreign law enforcement or regulatory agencies, or any other authorities, although the Fraud Section will bring the cooperation of the Company and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by the Company.
Notice

36.Any notice to the Fraud Section under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to the Chief of the Market Integrity and Major Frauds Unit, United States Department of Justice, Criminal Division, Fraud Section, 1400 New York Avenue N.W., Washington, D.C., 20005. Any notice to the Company under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Brett C. Gerry, Chief Legal Officer and Executive Vice President, Global Compliance, The Boeing Company, 100 North Riverside Plaza, Chicago, Illinois 60606. Notice shall be effective upon actual receipt by the Fraud Section or the Company.

Complete Agreement

37.This Agreement, including its attachments, sets forth all the terms of the agreement between the Company, the Fraud Section, and the USAO-NDTX. No amendments, modifications, or additions to this Agreement shall be valid unless they are in writing and signed by the Fraud Section, the USAO-NDTX, the attorneys for the Company, and duly authorized representatives of the Company.

* * *

AGREED:

FOR THE BOEING COMPANY:

Date:	1/6/2021	By:	/s/ David L. Calhoun
David L. Calhoun
President and Chief Executive Officer
THE BOEING COMPANY

Date:	1/6/2021	By:	/s/ Brett Gerry
Brett C. Gerry
Chief Legal Officer and
Executive Vice President, Global Compliance
THE BOEING COMPANY

Date:	1/6/2021	By:	/s/ Mark Filip
Mark Filip
Craig S. Primis
Patrick Haney
KIRKLAND & ELLIS LLP
Counsel for The Boeing Company

Date:	1/6/2021	By:	/s/ Richard Cullen
Richard Cullen
Benjamin L. Hatch
Brandon M. Santos
MCGUIREWOODS LLP
Counsel for The Boeing Company

AGREED:

FOR THE UNITED STATES DEPARTMENT OF JUSTICE:

DANIEL S. KAHN
Acting Chief, Fraud Section
Criminal Division

Date:	1/6/2021	By:	/s/ Cory E. Jacobs
Cory E. Jacobs
Trial Attorney

Date:	1/6/2021	By:	/s/ Michael T. O’Neill
Michael T. O’Neill
Assistant Chief

Date:	1/6/2021	By:	/s/ Scott Armstrong
Scott Armstrong
Trial Attorney

ERIN NEALY COX
United States Attorney
Northern District of Tex

Date:	1/6/2021	By:	/s/ Chad E. Meachem
Chad E. Meachem
Assistant U.S. Attorney

COMPANY OFFICER'S CERTIFICATE

I have read the Agreement and carefully reviewed its terms and attachments with inside and outside counsel for The Boeing Company (the "Company”). I understand the terms of the Agreement and voluntarily agree, on behalf of the Company, to each of its terms. Before signing the Agreement, I consulted inside and outside counsel for the Company. Counsel fully advised me of the rights of the Company, of possible defenses, of the Sentencing Guide lines ' provis ions, and of the consequences of entering into this Agreement.
With the assistance of the Company’s Chief Legal Officer, I have provided the Agreement for review by the Company's Board of Directors, who have been briefed on its principal terms and who have delegated authority to approve the Agreement to a subgroup of the Board of Directors, as set forth and described in the Certificate of Corporate Approval. I have advised and caused outside counsel for the Company to advise the duly authorized subgroup of the Company's Board of Directors fully of the rights of the Company, of possible defenses, of the Sentencing Guidelines' provisions , and of the consequences of entering into the Agreement.
No promises or inducements have been made other than those contained in the Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing the Agreement on behalf of the Company, in any way to enter into the Agreement. I am also satisfied with outside counsels ' representation in this matter. I certify that I am the President and Chief Executive Officer for the Company and that I have been duly authorized by the Company to execute the Agreement on behalf of the Company.

Date:	1/6/2021	By:	/s/ David L. Calhoun
David L. Calhoun
President and Chief Executive Officer
THE BOEING COMPANY

CERTIFICATE OF COUNSEL FOR THE BOEING COMPANY

I am counsel for The Boeing Company (the "Company") in the matter covered by this Agreement. In connection with such representation, I have examined relevant Company documents and have discussed them with the Company's Corporate Secretary and the subgroup of the Company's Board of Directors to which the Board delegated the authority to approve execution of the Agreement after review of the final documents and terms. Based on my review of the foregoing materials and discussions, I am of the opinion that the representative of the Company has been duly authorized to enter into the Agreement on behalf of the Company and that the Agreement has been duly and validly authorized, executed, and delivered on behalf of the Company and is a valid and binding obligation of the Company. Further, I have carefully reviewed the terms of the Agreement with the subgroup of the Board referenced above and the Company's President and Chief Executive Officer. I have fully advised them of the rights of the Company, of possible defenses, of the Sentencing Guidelines' provisions and of the consequences of entering into the Agreement. To my knowledge, the decision of the Company to enter into the Agreement, based on the authorization of the Board of Directors, is an informed and voluntary one.

Date:	1/6/2021	By:	/s/ Mark Filip
Mark Filip
Craig S. Primis
Patrick Haney
KIRKLAND & ELLIS LLP
Counsel for The Boeing Company

Date:	1/6/2021	By:	/s/ Richard Cullen
Richard Cullen
Benjamin L. Hatch
Brandon M. Santos
MCGUIREWOODS LLP
Counsel for The Boeing Company

ATTACHMENT A
STATEMENT OF FACTS
1.The following Statement of Facts is incorporated by reference as part of the Deferred Prosecution Agreement (the “Agreement”) between the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”), the United States Attorney’s Office for the Northern District of Texas (the “USAO-NDTX”) and The Boeing Company (“Boeing” or the “Company”). The Company hereby agrees and stipulates that the following information is true and accurate. The Company admits, accepts, and acknowledges that it is responsible for the acts of its officers, directors, employees, and agents as set forth below. Should the Fraud Section or the USAO-NDTX pursue the prosecution that is deferred by this Agreement, the Company agrees that it will neither contest the admissibility of, nor contradict, this Statement of Facts in any such proceeding. The following facts establish beyond a reasonable doubt the charge set forth in the Information attached to this Agreement:
Background

At all times relevant to this Statement of Facts, with all dates being approximate and inclusive:
Boeing’s New Airplane: The 737 MAX

2.The Boeing Company (“Boeing”) was a U.S.-based multinational corporation that designed, manufactured, and sold commercial airplanes to airlines worldwide. Boeing operated from various locations, including in and around Seattle, Washington.
3.Boeing’s airline customers included major U.S.-based airlines headquartered in the Northern District of Texas and elsewhere.
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4.The Boeing 737 was a commercial airplane that could seat approximately 200 passengers and was one of Boeing’s best-selling airplane models. Boeing began designing, manufacturing, and selling the Boeing 737 in the 1960s. Over time, Boeing designed, manufactured, and sold new versions of the Boeing 737 to its airline customers, including major U.S.-based airlines.
5.In or around June 2011, Boeing began developing and marketing a new version of its Boeing 737 called the 737 MAX. The 737 MAX was designed by Boeing as a competitive answer to a new version of an airplane developed by one of Boeing’s top rivals in commercial airplanes, Company-1. Like the new version of Company-1’s airplane, the 737 MAX promised increased fuel efficiency over its prior version, the 737 Next Generation (“737 NG”). With this increased efficiency, the 737 MAX offered fuel-cost savings for airlines.
The FAA AEG’s Role in Determining Pilot “Differences Training” for New Airplanes

6.Before any U.S.-based airline could operate a new commercial airplane, U.S. regulations required the Federal Aviation Administration (“FAA”), an organization within the United States Department of Transportation, to evaluate and approve the airplane for commercial use. Without this approval, a U.S.-based airline would not be permitted to operate the airplane.
7.As part of this evaluation and approval process, the FAA had to make two distinct determinations: (i) whether the airplane met U.S. federal airworthiness standards; and (ii) what minimum level of pilot training would be required for a pilot to fly the airplane for a U.S.-based airline. These two determinations were made by entirely different groups within the FAA that were composed of different personnel with different organizational structures and different reporting lines.

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8.The FAA Aircraft Evaluation Group (“AEG”) was principally responsible for determining the minimum level of pilot training required for a pilot to fly the airplane for a U.S.-based airline. To make that determination, the FAA AEG compared the new version of the airplane (such as the 737 MAX) to a similar, prior version of the airplane (such as the 737 NG). After evaluating the differences between the new and prior versions of the airplane, the FAA AEG mandated the minimum level of pilot training, known as “differences training,” for the new version.
9.Based on the nature and extent of the differences between the new and prior version of the airplane, the FAA AEG assigned a level of differences training ranging from “Level A” through “Level E.” These levels of differences training ranged in rigor, with “Level A” being the least intensive and “Level E” the most intensive. As relevant here, “Level B” differences training generally included computer-based training (“CBT”) training, and “Level D” differences training generally included full-flight simulator training.
10.At the conclusion of the FAA’s evaluation of the new version of the airplane, the FAA AEG published a Flight Standardization Board Report (“FSB Report”). Among other things, the FSB Report contained relevant information about certain airplane systems and parts that the airplane manufacturer was required to incorporate into airplane manuals and pilot-training materials for all U.S.-based airlines that would fly the airplane. The FSB Report also contained the FAA AEG’s differences-training determination.
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Boeing’s 737 MAX Chief Technical Pilots

11.Boeing’s 737 MAX Flight Technical Team was principally responsible for identifying and providing to the FAA AEG all information that was relevant to the FAA AEG in connection with the FAA AEG’s publication of the 737 MAX FSB Report. The 737 MAX Flight Technical Team was separate and distinct from another group within Boeing that was responsible for providing information to the FAA for certification of whether the airplane met U.S. federal airworthiness standards.
12.From in or around early 2012 until in or around early 2014, Boeing Employee-1 was a Technical Pilot for Boeing’s 737 MAX Flight Technical Team. In or around early 2014, Boeing Employee-1 became Boeing’s 737 MAX Chief Technical Pilot. In that role, Boeing Employee-1 led the 737 MAX Flight Technical Team. In or around July 2018, Boeing Employee-1 left Boeing to work for a major U.S.-based airline.
13.From in or around mid-2014 until in or around July 2018, Boeing Employee-2 was a Technical Pilot for Boeing’s 737 MAX Flight Technical Team. In or around July 2018, after Boeing Employee-1 left Boeing, Boeing Employee-2 became Boeing’s 737 MAX Chief Technical Pilot. In that role, Boeing Employee-2 led the 737 MAX Flight Technical Team.
14.Boeing Employee-1 and Boeing Employee-2 understood that the FAA AEG relied on them, as members of Boeing’s 737 MAX Flight Technical Team, to identify and provide to the FAA AEG all information that was relevant to the FAA AEG in connection with the FAA AEG’s publication of the 737 MAX FSB Report, including information that could impact the FAA AEG’s differences-training determination.
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15.Boeing Employee-1 and Boeing Employee-2 also understood that, because flight controls were vital to flying modern commercial airplanes, differences between the flight controls of the 737 NG and the 737 MAX were especially important to the FAA AEG for purposes of its publication of the 737 MAX FSB Report and the FAA AEG’s differences-training determination.
Overview of the Conspiracy to Defraud the FAA AEG

16.From at least in and around November 2016 through at least in and around December 2018, in the Northern District of Texas and elsewhere, Boeing, through Boeing Employee-1 and Boeing Employee-2, knowingly, and with intent to defraud, conspired to defraud the FAA AEG.
17.At all times during the conspiracy, Boeing Employee-1 and Boeing Employee-2 were acting within the scope of their employment and with the intention, at least in part, to benefit Boeing. The purpose of the conspiracy was to defraud the FAA AEG by impairing, obstructing, defeating, and interfering with the lawful function of the FAA AEG by dishonest means in connection with its publication of the 737 MAX FSB Report and its differences-training determination for the Boeing 737 MAX, in order to bring about a financial gain to Boeing and to benefit Boeing Employee-1 and Boeing Employee-2 in connection with the Boeing 737 MAX.
Lead-Up to the Conspiracy and Scheme to Defraud

Boeing’s Financial Incentive to Secure No Greater than “Level B” Differences Training in the 737 MAX FSB Report

18.As Boeing knew, “Level B” differences training was significantly less expensive for airlines to complete than “Level D.” For example, a pilot could complete “Level B” differences training from anywhere in the world in a matter of hours using a computer or tablet. In contrast, a

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pilot could complete “Level D” differences training only by appearing in person wherever the pilot’s airline operated a full-flight simulator. Apart from the cost of acquiring one or more multimillion-dollar simulators and other related expenses, airlines that were required by the FAA AEG to train pilots on a full-flight simulator could also lose revenue that the pilot might otherwise have generated from flying airline passengers during that time. Accordingly, if the FAA AEG required a less rigorous level—such as “Level B”—of differences training for the 737 MAX in the 737 MAX FSB Report, the 737 MAX would be a more attractive option for Boeing’s airline customers already flying the 737 NG than switching to an entirely new airplane, such as the new version of Company-1’s airplane, as such customers would save significant money in pilot-training costs by transitioning to the 737 MAX.
19.Principally for this reason, Boeing’s stated objectives in designing the 737 MAX included securing the FAA AEG’s determination to require no greater than “Level B” differences training in the 737 MAX FSB Report. Boeing Employee-1 and Boeing Employee-2 understood as much. For example, in or around November 2014, Boeing Employee-2 wrote in an internal Boeing electronic chat communication to Boeing Employee-1 that “nothing can jepordize [sic] level b[.]” In or around December 2014, Boeing Employee-1 wrote in an email to another Boeing employee that “if we lose Level B [it] will be thrown squarely on my shoulders. It was [Boeing Employee-1], yes [Boeing Employee-1]! Who cost Boeing tens of millions of dollars!”
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The Maneuvering Characteristics Augmentation System (“MCAS”)

20.To achieve its promised fuel efficiency, the 737 MAX used larger engines than the 737 NG. These larger engines, and their placement under the airplane’s wings, meant that the aerodynamics of the 737 MAX differed from those of the 737 NG.
21.These different aerodynamics created a new handling characteristic for the 737 MAX that caused the 737 MAX’s nose to pitch up during a certain flight maneuver called a high-speed, wind-up turn. A high-speed, wind-up turn generally involved sharply turning the airplane at high speed (approximately Mach 0.6-0.8) in a corkscrew-like pattern.
22.A high-speed, wind-up turn was a “certification” maneuver, that is, a maneuver outside the limits of what the 737 MAX would be expected to encounter during a normal commercial passenger flight. Nevertheless, if Boeing did not fix the 737 MAX’s pitch-up characteristic in high-speed, wind-up turns, the FAA could determine that the 737 MAX did not meet U.S. federal airworthiness standards.
23.To fix this pitch-up characteristic, Boeing created MCAS and incorporated it as a part of the 737 MAX’s flight controls. MCAS was an aircraft “part” within the meaning of Title 18, United States Code, Sections 31(a)(7) and 38. In operation, MCAS would automatically cause the airplane’s nose to pitch down by adjusting the 737 MAX’s horizontal stabilizer (a horizontal tail located near the rear of the airplane). As originally designed, MCAS could only activate during a high-speed, wind-up turn.

Boeing Employee-1 and Other Boeing Employees Told the FAA AEG that MCAS was Limited to High-Speed, Wind-Up Turns

24.In or around June 2015, Boeing Employee-1 and other Boeing employees briefed the FAA AEG on MCAS. During this briefing, Boeing described MCAS as a system that could only activate during a high-speed, wind-up turn. After the briefing, Boeing Employee-1 and another Boeing employee further discussed MCAS with an FAA AEG employee (“FAA
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AEG Employee-1”) and reiterated to FAA AEG Employee-1 the limited operational scope of MCAS. Boeing Subsequently Expanded MCAS’s Operational Scope Beyond High-Speed, Wind-Up Turns
25.Subsequently, Boeing expanded MCAS’s operational scope, including the speed range within which MCAS could activate, significantly altering its original design. Among other things, when the airplane registered a high angle of attack, the change expanded the speed range within which MCAS could activate from approximately Mach 0.6-0.8 to approximately Mach 0.2-0.8—that is, from only high-speed flight to nearly the entire speed range for the 737 MAX, including low-speed flight, which generally occurs at a lower altitude and in and around takeoff and landing. Boeing disclosed this expansion to FAA personnel, but only to those personnel who were responsible for determining whether the 737 MAX met U.S. federal airworthiness standards. Boeing did not disclose the expansion to the FAA AEG personnel responsible for publishing the 737 MAX FSB Report and making the training-related determination.
Boeing Advocated for the FAA AEG to Publish the 737 MAX FSB Report with No Greater than “Level B” Differences Training

26.On or about August 16, 2016, before the FAA AEG published the 737 MAX FSB Report, the FAA AEG issued a provisional “Level B” differences-training determination for the
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737 MAX. At the time of this provisional determination, the FAA AEG was unaware that Boeing had expanded MCAS’s operational scope.
27.On or about the same day, Boeing Employee-1 recognized Boeing’s achievement in an email to Boeing employees, including Boeing Employee-2, and wrote that the FAA AEG’s provisional determination “culminates more than 3 years of tireless and collaborative efforts across many business units” and that the 737 MAX program management “is VERY happy.”
28.As Boeing Employee-1 and Boeing Employee-2 knew, the FAA AEG based its provisional “Level B” differences training for the 737 MAX in part on its understanding that MCAS could only activate during the limited operational scope of a high-speed, wind up turn.
29.Boeing Employee-1 and Boeing Employee-2 also understood, as Boeing Employee-1 acknowledged in his email on or about August 16, 2016, that the FAA AEG’s “Level B” differences determination for the 737 MAX was only a “provisional approval [. . .] assuming no significant systems changes to the airplane.”
30.For example, in an email to Boeing employees including Boeing Employee-2 discussing a potential change to another part of the 737 MAX’s flight controls on or about November 10, 2016, Boeing Employee-1 emphasized that “[o]ne of the Program Directives we were given was to not create any differences [. . .]. This is what we sold to the regulators who have already granted us the Level B differences determination. To go back to them now, and tell them there is in fact a difference [. . .] would be a huge threat to that differences training determination.”

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The Conspiracy Begins

“Shocker Alert”: Boeing Employee-1 and Boeing Employee-2 Discovered MCAS’s Expanded Operational Scope

31.On or about November 15, 2016, during a test flight of the 737 MAX in a simulator, Boeing Employee-1 experienced what Boeing Employee-1 recognized as MCAS operating at lower speed. Boeing Employee-1 further recognized that this lower-speed operation was different from what Boeing had briefed and described to the FAA AEG.
32.On or about that same day, Boeing Employee-1 and Boeing Employee-2 discussed MCAS in an internal Boeing electronic chat communication, writing in part:
Boeing Employee-1: Oh shocker alerT! [sic] / MCAS is now active down to [Mach] .2 / It’s running rampant in the sim on me / at least that’s what [a Boeing simulator engineer] thinks is happening

Boeing Employee-2: Oh great, that means we have to update the speed trim description in vol 2

Boeing Employee-1: so I basically lied to the regulators (unknowingly)

Boeing Employee-2: it wasn’t a lie, no one told us that was the case

33.At this point, Boeing Employee-1 and Boeing Employee-2 recognized that the FAA AEG was under the misimpression that MCAS operated only during a high-speed, wind up turn and could not operate at lower Mach speeds, such as at Mach 0.2. Boeing Employee-1 and Boeing Employee-2 therefore knew, at least as of the time of this chat communication, that the FAA AEG’s provisional “Level B” differences-training determination had been based in part on outdated and inaccurate information about MCAS.

34.Boeing Employee-1 and Boeing Employee-2 also knew that MCAS’s expanded operational scope was relevant to the FAA AEG’s decisions about the content of the 737 MAX FSB Report, including whether to include information about MCAS. Boeing Employee-1 and Boeing Employee-2 similarly understood that it was their responsibility to update the FAA
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AEG about any relevant changes to the 737 MAX’s flight controls—such as MCAS’s expanded operational scope.
35.Despite knowing that the FAA AEG had issued its provisional “Level B” determination without any awareness that MCAS’s operational scope had been expanded to include high angle of attack conditions in nearly the entire speed range of ordinary commercial flight, Boeing Employee-1 and Boeing Employee-2 did not correct the FAA AEG’s understanding of MCAS’s operational scope or otherwise ensure that the FAA AEG’s “Level B” determination was based on an accurate understanding of MCAS’s operation. Instead, Boeing—through Boeing Employee-1 and Boeing Employee-2—intentionally withheld and concealed from the FAA AEG their knowledge of MCAS’s expanded operational scope.
Boeing, through Boeing Employee-1 and Boeing Employee-2, Deceived the FAA AEG about MCAS’s Operational Scope and Told the FAA AEG to Delete MCAS from the 737 MAX FSB Report

36.For example, shortly after the simulated test flight described in paragraph 30, Boeing Employee-1 talked with FAA AEG Employee-1, who asked Boeing Employee-1 about the simulated test flight. Boeing Employee-1 intentionally withheld and concealed from FAA AEG Employee-1 the fact that MCAS’s operational scope had been expanded beyond what the FAA AEG relied upon when it issued its provisional “Level B” differences-training determination for the 737 MAX.

37.Around the time that Boeing Employee-1 and Boeing Employee-2 discussed MCAS’s expanded operational scope, Boeing Employee-1 asked a Boeing senior engineer assigned to the 737 MAX program about MCAS’s operational scope. The senior engineer confirmed to Boeing Employee-1 that MCAS could activate beyond the limited operational scope of a high-speed, wind-up turn. The senior engineer suggested that Boeing Employee-1 contact certain subject-matter experts at Boeing for more specific information about MCAS’s operational scope.
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38.On or about November 17, 2016, the FAA AEG emailed three Boeing employees, including Boeing Employee-1, Boeing Employee-2, and another Boeing employee, a draft of the forthcoming 737 MAX FSB Report. That same day, Boeing Employee-1 asked Boeing Employee-2 and the other Boeing employee to review the draft 737 MAX FSB Report “for any glaring issues.”
39.On or about November 22, 2016, the other Boeing employee emailed the draft 737 MAX FSB Report back to the FAA AEG with proposed edits. Boeing Employee-1 and Boeing Employee-2 were included on this email. Boeing Employee-1 included a proposed edit to delete a reference to MCAS, and wrote, “We agreed not to reference MCAS since it’s outside normal operating envelope.” Neither Boeing Employee-1 nor Boeing Employee-2 shared the fact of MCAS’s expanded operational scope with the FAA AEG or otherwise corrected the FAA AEG’s misimpression that MCAS’s operational scope was limited to high-speed, wind-up turns.
40.In doing so, Boeing Employee-1 and Boeing Employee-2 deceived the FAA AEG into believing that the basis upon which the FAA AEG had initially “agreed” to remove any information about MCAS from the 737 MAX FSB Report—that MCAS could only activate during

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the limited operational scope of a high-speed, wind-up turn—remained the same. Boeing Employee-1 and Boeing Employee-2 withheld their knowledge of MCAS from the FAA AEG to avoid risking the FAA AEG taking any action that could threaten the differences-training determination for the 737 MAX.
41.On or about January 17, 2017, Boeing Employee-1 again reminded the FAA AEG in an email to delete any reference to MCAS from the forthcoming 737 MAX FSB Report, and wrote, “Flight Controls: Delete MCAS, recall we decided we weren’t going to cover it [. . .] since it’s way outside the normal operating envelope.” Again, Boeing Employee-1 deceived the FAA AEG into believing that the basis upon which the FAA AEG had initially “decided” to remove any information about MCAS from the 737 MAX FSB Report—that MCAS could only activate during the limited operational scope of a high-speed, wind-up turn—remained the same.
42.By concealing MCAS’s expanded operational scope from the FAA AEG, Boeing, through Boeing Employee-1 and Boeing Employee-2, defrauded, impaired, obstructed, defeated, and interfered with the FAA AEG’s lawful function to evaluate MCAS and to include information about MCAS in the 737 MAX FSB Report.
43.Based on Boeing’s misleading statements, half-truths, and omissions to the FAA AEG about MCAS, and in reliance on those statements and omissions, the FAA AEG agreed to delete all information about MCAS from the 737 MAX FSB Report.
44.From in or around January 2017 through in or around July 2017 (when the 737 MAX FSB Report was published), Boeing Employee-1 and Boeing Employee-2 sent and caused to be sent emails to representatives of various Boeing airline customers that had agreed to purchase the 737 MAX, including major U.S.-based airlines. In these emails, Boeing Employee-1 and

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Boeing Employee-2 or members of their 737 MAX Flight Technical Team referenced and included drafts of the forthcoming 737 MAX FSB Report and airplane manuals and pilot-training materials for Boeing’s 737 MAX airline customers. None of these items contained any information about MCAS, consistent with Boeing Employee-1’s and Boeing Employee-2’s efforts to deceive the FAA AEG into deleting information about MCAS.
The FAA AEG Published the 737 MAX FSB Report Without Any Information about MCAS and Required No Greater than “Level B” Differences Training

45.On or about July 5, 2017, the FAA AEG published the first 737 MAX FSB Report, which included the FAA AEG’s “Level B” differences-training determination for the 737 MAX.
46.Because of Boeing’s intentional withholding of information from the FAA AEG, the final version of the 737 MAX FSB Report lacked information about MCAS, and relevant portions of this 737 MAX FSB Report were materially false, inaccurate, and incomplete. In turn, airplane manuals and pilot-training materials for U.S.-based airlines lacked information about MCAS, and relevant portions of these manuals and materials were similarly materially false, inaccurate, and incomplete as a result.
47.After the FAA AEG published the final version of the 737 MAX FSB Report, Boeing continued to sell, and Boeing’s U.S.-based airline customers were permitted to fly, the 737 MAX. Pilots flying the 737 MAX for Boeing’s airline customers were not provided any information about MCAS in their airplane manuals and pilot-training materials.
Lion Air Flight 610: The First 737 MAX Crash Exposed MCAS’s Operational Scope

48.On October 29, 2018, Lion Air Flight 610, a Boeing 737 MAX, crashed shortly after takeoff into the Java Sea near Indonesia. All 189 passengers and crew on board died.
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49.Following the Lion Air crash, the FAA AEG learned that MCAS activated during the flight and may have played a role in the crash. The FAA AEG also learned for the first time about MCAS’s expanded operational scope.
50.In and around the same time, Boeing employees, including Boeing Employee-2, met with personnel from the FAA AEG to discuss, among other things, MCAS’s operational scope. After that meeting, Boeing Employee-2 told FAA AEG Employee-1 that he was previously unaware of MCAS’s expanded operational scope and otherwise misled FAA AEG Employee-1 about Boeing Employee-2’s prior knowledge of MCAS.
51.Also, in and around the same time, Boeing Employee-2 caused Boeing to present a false and misleading presentation to the FAA AEG about MCAS. Boeing investigated, among other things, what information Boeing Employee-1 and Boeing Employee-2 provided to the FAA AEG about MCAS. In connection with this investigation, Boeing Employee-2 caused Boeing to represent in a presentation to the FAA AEG that, during the training-evaluation process, Boeing and the FAA AEG had “discussed and agreed on [the] removal of MCAS” from the 737 MAX FSB Report and associated materials. This representation was misleading because Boeing Employee-2 had failed to disclose the “shocker alert” chat communication and the fact that the FAA AEG was deprived of relevant information about MCAS.
52.Following the Lion Air crash, Boeing proposed changes to the operational scope of MCAS, and the FAA AEG worked with Boeing to evaluate these changes to MCAS for purposes of pilot training.

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Ethiopian Airlines Flight 302: The Second 737 MAX Crash and the Grounding of the Fleet

53.On March 10, 2019, Ethiopian Airlines Flight 302, a Boeing 737 MAX, crashed shortly after takeoff near Ejere, Ethiopia. All 157 passengers and crew on board died. Following the Ethiopian Airlines crash, the FAA AEG learned that MCAS activated during the flight and may have played a role in the crash.
54.On March 13, 2019, the 737 MAX was officially grounded in the United States, indefinitely halting further flights of this airplane by any U.S.-based airline.

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ATTACHMENT B

CERTIFICATE OF CORPORATE APPROVAL FOR THE BOEING COMPANY
WHEREAS, The Boeing Company (the “Company”) has been engaged in discussions with the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) regarding issues arising in relation to the Fraud Section’s investigation of violations of U.S. fraud laws by certain of the Company’s employees;
WHEREAS, in order to resolve such discussions, it is proposed that the Company enter into a deferred prosecution agreement with the Fraud Section (the “Agreement”);
WHEREAS, the Board of Directors of the Company (the “Board”) has been extensively briefed on discussions with the Fraud Section regarding an agreement to resolve this matter;
WHEREAS, the Board was informed of the principal terms of the Agreement by the Chief Legal Officer of the Company and agreed that the Company should enter into an agreement on those terms, and delegated to a subgroup of the Board the authority to approve execution of the Agreement after review of the final documents and terms;
WHEREAS, the Board has been provided with the Agreement and its attachments for review; and
WHEREAS, the subgroup of the Board to which this task was delegated has reviewed documents relevant to the Agreement, and has discussed the final terms of the Agreement with David L. Calhoun, the Company’s President and Chief Executive Officer, together with inside and outside counsel for the Company; and such counsel have advised Mr. Calhoun and the subgroup of the Company’s rights, possible defenses, the Sentencing Guidelines’ provisions, and the consequences of entering into the Agreement with the Fraud Section; and such counsel have further advised the subgroup that the material terms of the final documents are consistent with the terms of the Agreement previously described to the Board;
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Therefore, the subgroup of the Board of Directors to which the Board delegated authority has provided its approval as to the following:
1.The Company (a) acknowledges the filing of the one-count Information (as such term is described/defined in the Agreement) charging the Company with one count of Conspiracy to Defraud the United States, in violation of Title 18, United States Code, Section 371; (b) waives indictment on such charges and enters into a deferred prosecution agreement with the Fraud Section; and (c) agrees to pay a Total U.S. Criminal Monetary Amount of
$2,513,600,000 under the Agreement with respect to the conduct described in the Information;
2.The Company accepts the terms and conditions of the Agreement, including, but not limited to, (a) a knowing waiver of its rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) a knowing waiver for purposes of the Agreement and any charges by the United States arising out of the conduct described in the Statement of Facts attached to the Agreement of any objection with respect to venue and consents to the filing of the Information, as provided under the terms of the Agreement, in the United States District Court for the Northern District of Texas; and (c) a knowing waiver of any defenses based on the statute of limitations for any prosecution relating to the conduct described in the Statement of Facts attached to the Agreement and Information or relating to conduct known to the Fraud Section prior to the date on which the Agreement is signed that is not time- barred by the applicable statute of limitations on the date of the signing of this Agreement;
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3.Mr. Calhoun is authorized, empowered and directed, on behalf of the Company, to execute the Agreement substantially in such form as reviewed by the duly authorized subgroup of the Board with such changes as Mr. Calhoun may approve;
4.Mr. Calhoun is hereby authorized, empowered and directed to take any and all actions as may be necessary or appropriate and to approve the forms, terms or provisions of any agreement or other documents as may be necessary or appropriate, to carry out and effectuate the purpose and intent of the foregoing approval; and
5.All of the actions of Mr. Calhoun, whose actions would have been authorized by the foregoing approval except that such actions were taken prior to the adoption of such approval, are hereby severally ratified, confirmed, approved, and adopted as actions on behalf of the Company.

Date:	1/6/2021	By:	/s/ Grant. M Dixton
Grant M. Dixton
Corporate Secretary
THE BOEING COMPANY

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ATTACHMENT C
CORPORATE COMPLIANCE PROGRAM
In order to address any deficiencies in its internal controls, compliance program, policies, and procedures relating to violations of U.S. fraud laws in connection with interactions with any domestic or foreign government agency (including the FAA), regulator, or any of its airline customers, The Boeing Company (the “Company”) agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.
Where necessary and appropriate, the Company agrees to adopt a new or to modify its existing compliance program, including internal controls, compliance policies, and procedures in order to ensure that it maintains an effective compliance program that is designed, implemented, and enforced to effectively deter and detect violations of U.S. fraud laws. At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the Company’s existing internal controls, compliance program, policies, and procedures:
Commitment to Compliance

1.The Company will ensure that its directors and senior management provide strong, explicit, and visible support and commitment to its corporate policy against violations of U.S. fraud laws and its compliance codes, and demonstrate rigorous adherence by example. The Company will also ensure that middle management, in turn, reinforces those standards and encourages employees to abide by them. The Company will create and foster a culture of ethics and compliance with the law in its day-to-day operations.
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Policies and Procedures

2.The Company will develop and promulgate clearly articulated and visible corporate policies against violations of U.S. fraud laws, which policies shall be memorialized in a written compliance code.
3.The Company will develop and promulgate compliance policies and procedures designed to reduce the prospect of violations of U.S. fraud laws and the Company’s compliance code, and the Company will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violation of U.S. fraud laws by personnel at all levels of the Company. These policies and procedures shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of the Company, including, but not limited to, agents, consultants, and joint venture partners (collectively, “agents and business partners”). The Company shall notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the Company.
Periodic Risk-Based Review

4.The Company will develop these compliance policies and procedures on the basis of a periodic risk assessment addressing the individual circumstances of the Company.
5.The Company shall review its compliance policies and procedures regarding U.S. fraud laws no less than annually and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving industry standards.

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Proper Oversight and Independence

6.The Company will assign responsibility to one or more senior corporate executives of the Company for the implementation and oversight of the Company’s compliance code, policies, and procedures regarding U.S. fraud laws. Such corporate official(s) shall have the authority to report directly to independent monitoring bodies, including internal audit, the Company’s Board of Directors, or any appropriate committee of the Board of Directors, and shall have an adequate level of stature and autonomy from management as well as sufficient resources and authority to maintain such autonomy.
Training and Guidance

7.The Company will implement mechanisms designed to ensure that its compliance code, policies, and procedures regarding U.S. fraud laws are effectively communicated to all directors, officers, employees, and, where necessary and appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all directors and officers, all employees in positions of leadership or trust, any positions that require such training (e.g., internal audit, sales, legal, compliance, finance), and, where necessary and appropriate, agents and business partners; and (b) corresponding certifications by all such directors, officers, employees, agents and business partners, certifying compliance with the training requirements. The Company will conduct training in a manner tailored to the audience’s size, sophistication, or subject matter expertise and, where appropriate, will discuss prior compliance incidents.

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8.The Company will maintain, or where necessary establish, an effective system for providing guidance and advice to directors, officers, employees, and, where necessary and appropriate, agents and business partners, on complying with the Company’s compliance code, policies, and procedures regarding U.S. fraud laws, including when they need advice on an urgent basis.
Internal Reporting and Investigation

9.The Company will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners concerning violations of U.S. fraud laws or the Company’s compliance code, policies, and procedures regarding U.S. fraud laws.
10.The Company will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of U.S. fraud laws or the Company’s compliance code, policies, and procedures regarding U.S. fraud laws. The Company will handle the investigations of such complaints in an effective manner, including routing the complaints to proper personnel, conducting timely and thorough investigations, and following up with appropriate discipline where necessary.
Enforcement and Discipline

11.The Company will implement mechanisms designed to effectively enforce its compliance code, policies, and procedures, including appropriately incentivizing compliance and disciplining violations.
12.The Company will institute appropriate disciplinary procedures to address, among other things, violations of U.S. fraud laws and the Company’s compliance code, policies, and procedures regarding the U.S. fraud laws by the Company’s directors, officers, and employees.
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Such procedures should be applied consistently and fairly, and in a manner consistent with the violation, regardless of the position held by, or perceived importance of, the director, officer, or employee. The Company shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, compliance code, policies, and procedures and making modifications necessary to ensure the overall compliance program regarding U.S. fraud laws is effective.
Mergers and Acquisitions

13.The Company will develop and implement policies and procedures for mergers and acquisitions requiring that the Company conduct appropriate risk-based due diligence on potential new business entities, including appropriate due diligence regarding U.S. fraud laws by legal, accounting, and compliance personnel.
14.The Company will ensure its compliance code, policies, and procedures regarding U.S. fraud laws apply as quickly as is practicable to newly-acquired businesses or entities merged with the Company, and will promptly (a) train the directors, officers, employees, agents, and business partners consistent with Paragraphs 7-8; and (b) where warranted, conduct an audit of all newly acquired or merged businesses as quickly as is practicable concerning compliance with U.S. fraud laws.
Monitoring, Testing, and Remediation

15.In order to ensure that its compliance program does not become stale, the Company will conduct periodic reviews and testing of its compliance code, policies, and procedures regarding U.S. fraud laws designed to evaluate and improve their effectiveness in preventing and detecting violations of U.S. fraud laws and the Company’s code, policies, and procedures
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regarding U.S. fraud laws, taking into account relevant developments in the field and evolving industry standards. The Company will ensure that compliance and control personnel have sufficient direct and indirect access to relevant sources of data to allow for timely and effective monitoring and/or testing. Based on such review and testing and its analysis of any prior misconduct, the Company will conduct a thoughtful root cause analysis and timely and appropriately remediate to address the root causes.

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ATTACHMENT D

ENHANCED REPORTING REQUIREMENTS

The Boeing Company (the “Company”) agrees that it will report to the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) periodically, at no less than three-month intervals during the Term, regarding remediation, implementation, and testing of its compliance program and internal controls, policies, and procedures described in Attachment C. During the Term, the Company shall (i) conduct an initial review and submit an initial report, and (ii) conduct and prepare at least two follow-up reviews and reports, as described below:
1.In undertaking the reviews, the Company shall undertake the following activities, among others: (a) inspection of relevant documents, including the Company’s current policies, procedures, and training materials concerning compliance with U.S. fraud laws; (b) inspection and testing of selected systems and procedures of the Company at sample sites, including record-keeping and internal audit procedures; (c) meetings with, and interviews of, relevant current and, where appropriate, former directors, officers, employees, business partners, agents, and other persons at mutually convenient times and places; and (d) analyses, studies, and, most importantly, comprehensive testing of the Company’s compliance program.
Written Work Plans and Reports

2.To carry out its enhanced self-reporting obligations, the Company shall conduct an initial review and prepare an initial report, followed by at least two follow-up reviews and reports.
3.With respect to the initial review and report, after consultation with the Fraud Section, the Company shall prepare the first written work plan within sixty (60) calendar days of

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the date this Agreement is executed, and the Fraud Section shall provide comments within thirty (30) calendar days after receipt of the written work plan.

4.With respect to each follow-up review and report, after consultation with the Fraud Section, the Company shall prepare a written work plan within forty-five (45) calendar days of the submission of the prior report, and the Fraud Section shall provide comments within thirty (30) calendar days after receipt of the written work plan.
5.Any disputes between the Company and the Fraud Section with respect to any written work plan shall be decided by the Fraud Section in its sole discretion.
6.All written work plans shall identify with reasonable specificity the activities the Company plans to undertake in execution of the enhanced self-reporting obligations.
7.By no later than one year from the date this Agreement is executed, the Company shall submit to the Fraud Section a written report setting forth a complete description of its remediation efforts to date, the results of its testing of its compliance program, and its proposals to ensure that its compliance program is reasonably designed, implemented and enforced so that the program is effective in deterring and detecting violations of U.S. fraud laws. The report shall be transmitted to:
Sally B. Molloy
Cory E. Jacobs
Michael T. O’Neill
Scott Armstrong
United States Department of Justice
Criminal Division, Fraud Section
1400 New York Avenue N.W.
Washington, D.C. 20005

The Company may extend the time period for issuance of the initial report with prior written approval of the Fraud Section.
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8.The Company shall undertake at least two follow-up reviews and reports, incorporating the views of the Fraud Section on the Company’s prior reviews and reports, to further monitor and assess whether the Company’s compliance program is reasonably designed, implemented, and enforced so that it is effective at deterring and detecting violations of U.S. fraud laws.
9.The first follow-up report shall be completed by no later than one year after the initial report is submitted to the Fraud Section.
10.The second follow-up report shall be completed and delivered to the Fraud Section no later than thirty (30) days before the end of the Term.
Meetings During the Term

11.The Company shall meet with the Fraud Section within thirty (30) calendar days after providing each report to the Fraud Section to discuss the report.
12.At least quarterly, and more frequently if the Fraud Section deems it appropriate in its sole discretion, representatives from the Company and the Fraud Section will meet to discuss the status of the review and enhanced self-reporting obligations, and any suggestions, comments, or improvements the Company may wish to discuss with or propose to the Fraud Section.
Contemplated Confidentiality of Reports

13.The reports will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the reports could discourage cooperation, impede pending or potential government investigations and thus undermine the objectives of the reporting requirement. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in

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writing, or except to the extent that the Fraud Section determines in its sole discretion that disclosure would be in furtherance of the Fraud Section’s discharge of its duties and responsibilities or is otherwise required by law.
14.The Company may extend the time period for submission of any of the follow-up reports with prior written approval of the Fraud Section.

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ATTACHMENT E
CERTIFICATION
To: United States Department of Justice
Criminal Division, Fraud Section
Attention: Chief of the Fraud Section

Re: Deferred Prosecution Agreement Disclosure Certification

The undersigned certify, pursuant to Paragraph 30 of the Deferred Prosecution Agreement (“DPA”) filed on January , 2021 in the United States District Court for the Northern District of Texas, by and between the United States of America and The Boeing Company (the “Company”), that undersigned are aware of the Company’s disclosure obligations under Paragraph 6 of the DPA, and that the Company has disclosed to the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) any and all evidence or allegations of conduct required pursuant to Paragraph 6 of the DPA, which includes evidence or allegations of any violation of U.S. fraud laws committed by the Company’s employees and agents upon any domestic or foreign government agency (including the FAA), regulator, or any of the Company’s airline customers (“Disclosable Information”). This obligation to disclose information extends to any and all Disclosable Information that has been identified through the Company’s compliance and controls program, whistleblower channel, internal audit reports, due diligence procedures, investigation process, or other processes. The undersigned further acknowledge and agree that the reporting requirements contained in Paragraph 6 and the representations contained in this certification constitute a significant and important component of the DPA and of the Fraud Section’s determination whether the Company has satisfied its obligations under the DPA.
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The undersigned hereby certify that they are the Chief Executive Officer and the Chief Financial Officer of the Company, respectively, and that each has been duly authorized by the Company to sign this Certification on behalf of the Company.
This Certification shall constitute a material statement and representation by the undersigned and by, on behalf of, and for the benefit of, the Company to the executive branch of the United States for purposes of 18 U.S.C. § 1001, and such material statement and representation shall be deemed to have been made in the Northern District of Texas. This Certification shall also constitute a record, document, or tangible object in connection with a matter within the jurisdiction of a department and agency of the United States for purposes of 18 U.S.C. § 1519, and such record, document, or tangible object shall be deemed to have been made in the Northern District of Texas.

Date:	Name (Printed):

Name (Signed):
Chief Executive Officer
THE BOEING COMPANY

Date:	Name (Printed):

Name (Signed):
Chief Financial Officer
THE BOEING COMPANY
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